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                               ARTICLES OF MERGER


These Articles of Merger are filed pursuant to Section 92A.200 of the Nevada Revised Statutes with respect to the merger (the "Merger") of Turbodyne Technologies Inc., a Delaware corporation ("Turbodyne Delaware"), with Turbodyne Nevada, Inc., a Nevada corporation ("Turbodyne Nevada"), with Turbodyne Nevada to be renamed "Turbodyne Technologies, Inc." and to continue as the surviving corporation (the "Surviving Corporation").

1.     CONSTITUENT  ENTITIES  TO  THE  MERGER

The  constituent  parties  to  the  Merger  are:

     TURBODYNE  TECHNOLOGIES  INC.     ("Turbodyne  Delaware")
     a  Delaware  corporation

     TURBODYNE  NEVADA,  INC.     ("Turbodyne  Nevada")
     a  Nevada  corporation


2.     AGREEMENT  AND  PLAN  OF  MERGER

An Agreement and Plan of Merger (the "Agreement and Plan of Merger") between Turbodyne Delaware and Turbodyne Nevada has been adopted by each of Turbodyne Delaware and Turbodyne Nevada in which the Turbodyne Delaware shall be merged into the Turbodyne Nevada, with Turbodyne Nevada as the surviving corporation.


3.     SHAREHOLDER  APPROVAL

The Agreement and Plan of Merger was approved by the shareholders of Turbodyne Delaware pursuant to the General Corporation Law of the State of Delaware.

The Agreement and Plan of Merger was approved by Turbodyne Delaware as the holder of 100% of the outstanding shares of common stock of Turbodyne Nevada. Turbodyne Nevada has no class of securities other than its common stock. Accordingly, no other class of securities of Turbodyne Nevada was entitled to vote on the Agreement and Plan of Merger in accordance with Chapter 92A of the NRS.


4.     AMENDMENT  AND  RESTATEMENT  TO  ARTICLES  OF  INCORPORATION

Attached to these Articles of Merger as Exhibit A are the Restated Articles of Incorporation of Turbodyne Nevada. The Articles of Incorporation of Turbodyne Nevada have been amended to change the name of Turbodyne Nevada to:

                          TURBODYNE TECHNOLOGIES, INC.

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5.     EXECUTED  AGREEMENT  AND  PLAN  OF  MERGER

The complete executed Agreement and Plan of Merger between Turbodyne Delaware and Turbodyne Nevada is on file at the business office of the Surviving Corporation, located at 6155 Carpinteria Avenue, Carpinteria, California 93013.

A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation on request and without cost to any shareholder of Turbodyne Delaware or Turbodyne Nevada.

These Articles of Merger shall be effective upon filing with the Secretary of State of Nevada.


TURBODYNE  TECHNOLOGIES  INC.
a  Delaware  Corporation
by  its  authorized  signatory:


/s/ DANIEL BLACK
________________________
DANIEL BLACK
President  and  Chief  Executive  Officer


TURBODYNE  NEVADA,  INC.
a  Nevada  Corporation
by  its  authorized  signatory:


/s/ DANIEL BLACK
________________________
DANIEL  BLACK
President  and  Chief  Executive  Officer

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                                    EXHIBIT A

          RESTATED ARTICLES OF INCORPORATION OF TURBODYNE NEVADA, INC.



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